UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2020

MIMECAST LIMITED

(Exact name of Registrant as Specified in Its Charter)

Bailiwick of Jersey	001-37637	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Finsbury Avenue London EC2M 2PF United Kingdom		EC2M 2PF
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 996-5340

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Ordinary Shares, nominal value $0.012 per share	MIME	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On December 23, 2020, the Board of Directors (the “Board”) of Mimecast Limited, a corporation organized under the laws of the Bailiwick of Jersey, Channel Islands (the “Company”), elected Helene Auriol Potier to serve as a Class III director of the Company for a term that is effective from January 1, 2021 until the annual general meeting of shareholders of the Company to be held in 2021, and thereafter until her successor is duly elected and qualified. The Board also appointed Ms. Auriol Potier to serve as a member of the Company’s Compensation Committee.

Ms. Auriol Potier has served as the Executive Vice President, International, at Orange Business Services, the business-to-business division of Orange S.A. (“Orange”), since November 2018. Orange is a publicly traded (Euronext: ORA; ADR: ORAN) multinational telecommunications corporation headquartered in Paris, France. Prior to joining Orange, from 2009 until November 2018, Ms. Auriol Potier served in a number of executive roles at Microsoft Corporation (Nasdaq: MSFT), including Managing Director, Artificial Intelligence Europe, Managing Director, Public Sector Europe, Managing Director, Microsoft Dynamics Europe, and Chief Executive Officer, Microsoft Singapore. She also held senior leadership roles at Dell Technologies, Inc. and Nortel Networks Corporation. Ms. Auriol Potier has served on the Supervisory Board of Oddo BHF SCA, a provider of capital management services, since March 2016, where she is also a member of the Nomination Committee and the Compensation Committee. Since May 2017, Ms. Auriol Potier has served on the Board of Directors of Safran S.A. (“Safran”), a publicly traded (Euronext: SAF) multinational aerospace and defense corporation. She is a member of Safran’s Nomination and Compensation Committee and Innovation Committee. In June 2020, Ms. Auriol Potier joined the Supervisory Board of Randstad NV (“Randstad”), a publicly traded (Euronext: RAND) multinational human resource services firm. She is a member of Randstad’s Nomination Committee. Previously, from June 2014 until May 2018, Ms. Auriol Potier served on the Board of Directors of Ipsen S.A., a publicly traded (Euronext: IPN; ADR: IPSEY) biopharmaceutical company, where she was President of the Ethics and Governance Committee and a member of the Compensation Committee. Ms. Auriol Potier served on the Supervisory Board of Faiveley Transport, S.A. (“Faiveley”), a publicly traded (Euronext: LEY) global railway equipment supplier, from 2011 until November 2016, when Faiveley was acquired by Westinghouse Air Brake Technologies Corporation. Ms. Auriol Potier served on Faiveley’s Nomination and Governance Committee. Ms. Auriol Potier received a Master of Science in Engineering from Télécom Paris and an Executive MBA from INSEAD.

Ms. Auriol Potier was recommended to the Board by the Board’s Nominating and Corporate Governance Committee, in accordance with the provisions of that committee’s charter. There are no arrangements or understandings between Ms. Auriol Potier and any other person pursuant to which she was elected as a director. There are no transactions in which she has an interest requiring disclosure under Item 404(a) of Regulation S-K as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended. Ms. Auriol Potier does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. In connection with her election, the Board has determined that Ms. Auriol Potier will qualify as “independent” under the guidance issued by the Nasdaq Stock Market, Inc. and the applicable SEC rules.

In accordance with the Company’s non-employee director compensation policy (the “Compensation Policy”), Ms. Auriol Potier will receive an annual retainer of $50,000 for service as a director and reimbursement for out-of-pocket expenses incurred in connection with attending Board and committee meetings. In addition, in accordance with the Compensation Policy, the Board has determined to issue to Ms. Auriol Potier a restricted stock unit (“RSU”) award with a value of $200,000. The RSU award, which will be granted upon the commencement of Ms. Auriol Potier’s term as a director, will vest in annual installments over a three-year period, subject to her continued service as a director. The actual share amount of the RSU award will be determined based on the closing price of the Company’s ordinary shares on the Nasdaq Global Select Market on January 4, 2020, the first regular trading day following the effectiveness of Ms. Auriol Potier’s election to the Board. Under the Compensation Policy, Ms. Auriol Potier will be required to retain at least 50% of the ordinary shares underlying the RSU award while she remains a member of the Board. In addition, Ms. Auriol Potier will execute the Company’s standard form of director indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mimecast Limited

Date: December 29, 2020	By:	/s/ Robert P. Nault
Robert P. Nault
Senior Vice President and General Counsel

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